UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 20, 2004

C-COR Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	0-10726	24-0811591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Decibel Road, State College, PA	16801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(814) 238-2461

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On October 20, 2004, the Registrant and its wholly owned subsidiary, Broadband Management Solutions, LLC, entered into an agreement to acquire the business of Beaverton, Oregon-based nCUBE Corporation, a privately held company and worldwide provider of On Demand media and digital advertising systems, for consideration consisting of 4.5 million shares of the Registrant’s common stock, $35 million of senior, unsecured 5-year convertible notes, $20 million in cash, and the assumption of certain liabilities. At the October 20, 2004 closing price, the aggregate purchase consideration is valued at $89.5 million. The consideration is subject to certain adjustments at closing. The completion of the purchase transaction is subject to customary closing conditions and is expected to be completed in the second quarter of the Registrant’s fiscal year 2005. Friedman, Billings, Ramsey & Co., Inc. acted as the Registrant’s financial advisor on this transaction.

Section 4(2) of the Securities Act of 1933 was relied upon in providing an exemption from registration for this transaction, since the shares and the notes are being issued to a limited number of persons and will not involve a public offering. The notes are convertible at the option of the holder at any time prior to the close of business on the maturity date, or any portion of such principal amount which is a multiple of $1,000, into fully paid and non-assessable shares of the Registrant’s common stock at the conversion rate in effect at such time. The conversion rate is a 33% conversion premium to be established based on the volume weighted average price for sales of the Registrant’s common stock for the ten business days immediately preceding the day before the closing date.

Item 3.02. Unregistered Sale of Equity Securities.

See disclosure provided above under Item 1.01 “Entry into Material Definitive Agreement.”

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Number	Description of Document
99.1	Press Release dated October 20, 2004, announcing agreement to purchase nCUBE Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

C-COR Incorporated
(Registrant)

October 22, 2004	By:	/s/ Joseph E. Zavacky
	Name:	Joseph E. Zavacky
	Title:	Controller and Assistant Secretary